Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces the Sale of a Portion of Leases for Approximately $5.0 Million in Proceeds with a $2.66 Million Profit, or $0.35 Per Share.
Tuesday, August 30, 2011

WESTMINSTER, Colorado, August 30, 2011 (Business Wire) Arête Industries, Inc. (OTC-QB: ARET) today announces it has paid $3.7 million in connection with its previously announced acquisition of certain oil and gas generating assets.  In addition, the Company announced that it sold a portion of its recently acquired assets in which it had a profits interest.  Arête received an allocation of $2,385,918 against the original purchase price of $11,000,000 due related to the acquisition.  According to the "Satisfaction of Agreement Regarding Application of Proceeds", Arête received a credit on the sale of $4,966,139. Therefore, Arête’s the gain on the sale or profits interest is $2,655,221 or $0.35 per share.  This enabled Arete Industries, Inc. to make a payment of approximately $1.2 million on the next installment due September 15, 2011.

Donald Prosser, Chairman and Chief Executive Officer of Arête Industries, Inc. commented, “We are excited to announce this next step towards the completion of this landmark acquisition with the sale of the aforementioned assets for a significant profit.”

Make sure you are first to receive timely information on Arête Industries when it hits the newswire. Sign up for Arête’s email news alert system today at: http://www.areteindustries.com/alerts

About the Company

The Company is the operator of a gas gathering system and holds oil and gas properties in the Rocky Mountain Region of the United States.  For additional information on the Company visit our website at http://www.areteindustries.com/

Statement as to Forward Looking Statements.
Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arête's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, whether the Company will be able to arrange for adequate financing for the remaining $5.2 million to close its planned acquisition of oil and gas properties, the Company's dependence on its management, the Company's lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company's goals and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Arête Investor Relations:
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com

Source: Arete Industries, Inc.